Exhibit 10.3

HANGOVER JOES HOLDING CORPORATION
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Hangover Joes Holding Corporation, a Colorado corporation, (the “Company”), its successors and assigns, and Matthew A. Veal (“Executive”) effective as of December 1, 2013 ("Start Date").

RECITAL

The Company desires to employ Executive, and Executive is willing to accept employment by the Company, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.   Position and Duties.
1.1  Position.   During the term of this Agreement, Executive agrees to be employed by and to serve the Company as Chief Financial (CFO) and Interim Chief Executive Officer (CEO), to perform such duties consistent with such position as may be assigned to him from time to time by the Board of Directors.  Executive shall be appointed to the Company’s board of directors for a one year term as part of this agreement. Executive’s principal place of business with respect to his services to the Company shall be wherever necessary, provided that Executive agrees to undertake such travel as may be required in the performance of his duties.   All travel expenses of Executive shall be reimbursed in accordance with Section 3.4 (c) below.

1.2  Supervision and Direction.  Executive shall carry out his duties under the general supervision and direction of the Board of Directors of the Company in accordance with the Company’s policies, rules and procedures in force from time to time.

1.3  Time Required.   Executive shall devote the necessary time, attention, skill and efforts to his tasks and duties hereunder to the affairs of the Company.  However, Executive shall be able to provide services for compensation to any other person or business entity during the Term of his employment by the Company, as defined in paragraph 2.1, and engage in any other business activity, whether or not such other business activity is pursued for profit or pecuniary advantage until such time as an arrangement can be worked out to ensure Executive the necessary income security and compensation for lost business. Executive shall take no action to intentionally injure Company related to outside employment, but shall not be prohibited from working in arrangements where a potential conflict exists between the Company and any of his other employers. In such a case, he shall notify the Company of any potential conflict and alternative arrangements, if any, shall be pursued.

2.   Term of Employment, Termination.
2.1  Term.  The term of employment under this Agreement (the “Term”) shall begin on Start Date and shall continue through two calendar years after the Start Date (the “Expiration Date”), unless earlier terminated in accordance with Article 2 or extended pursuant to the following sentence.   Unless written notice is given by the Company or Executive to the other at least ninety days prior to the Expiration Date (or any later date to which the Term shall have been extended in accordance with this Section 2.1) advising that the one giving such notice does not desire to extend or does desire to further extend this Agreement, the Term shall automatically be extended for additional one-year periods without further action of either the Company or Executive.

2.2  Termination for Cause. Termination for Cause (as defined in Section 2.8(a) below) may be effected by the Company at any time during the Term of this Agreement and shall be effected by written notification to Executive from the Chairman of the Board of Directors or by action of a majority of the directors, in the event the Executive is the Chairman, stating the reason for termination.   Such termination shall be effective immediately upon the giving of such notice, unless the Board of Directors shall otherwise determine.   Upon Termination for Cause, Executive shall be paid all accrued salary, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder prior to such termination, all to the date of termination, but Executive shall not be entitled to any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.3  Voluntary Termination.   In the event of a Voluntary Termination (as defined in Section 2.8(c) below), the Company shall pay to Executive all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.  Executive may affect a Voluntary Termination by giving sixty (60) days’ written notice of such termination to the Company.

2.4  Termination by Death.   In the event of Executive’s death during the Term of this Agreement, Executive’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries, as Executive may from time to time designate, all accrued salary, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.5  Termination by Reason of Disability.   If, during the Term of this Agreement, a physician selected by the Company certifies that Executive has become physically or mentally incapacitated or unable to perform his full-time duties under this Agreement, and that such incapacity has continued for a period of 180 calendar days within any period of 365 consecutive days, the Company shall have the right to terminate Executive’s employment hereunder by written notification to Executive, and such termination shall be effective on the seventh day following the giving of such notice (“Termination by Reason of Disability”).   In such event, the Company will pay to Executive all accrued salary, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation required under Section 4.1,    In the event of a Termination by Reason of Disability, upon the termination of the disability, the Company will use its best efforts to reemploy Executive, provided that such reemployment need not be in the same capacity or at the same salary or benefits level as in effect prior to the Termination by Reason of Disability.

2.6  Executive’s Obligation Upon Termination.  Upon the Termination of Executive’s employment for any reason, Executive shall within ten days of such termination return to the Company all personal property and proprietary information in Executive’s possession belonging to the Company.   Unless and until the Executive has complied with this Section (which shall be determined by the Company's standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Executive hereunder.

2.7  Definitions.   For purposes of this Agreement the following terms shall have the following meanings:

(a)  “Termination for Cause” shall mean termination by the Company of Executive’s employment by the Company by reason of:

(i)  Executive’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

(ii)  Executive’s material breach of this Agreement, including any Exhibit hereto, or any other agreement to which Executive and the Company are parties;

(iii)  Executive’s use or possession of illegal drugs at any time, use of alcoholic beverages during working hours or on Company property except when specifically allowed by a company sponsored function, improper use of prescription drugs during working hours or on Company property or Executive reporting to work (which includes activities away from Company offices) under the influence of illegal drugs or alcohol;

(iv)  Conduct by Executive, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of the Company if Executive were to continue to be employed, including, without limitation, the conviction of a felony or a good faith determination by the Board of Directors that Executive has committed acts involving moral turpitude;

(v)  Any material violation of any rule, regulation or policy of the Company by Executive or Executive’s failure to follow reasonable instructions or directions of the Board of Directors of the Company (as it relates to the Executive’s written job description) or any policy, rule or procedure of the Company in force from time to time.   All Company policies, rules, regulations and procedures currently in force must be provided to Executive in writing before execution of this Agreement.   Any changes to Company policies, rules and procedures must be provided to Executive in writing ten days prior to the changes becoming effective.

(b)  “Voluntary Termination” shall mean termination by Executive of Executive’s employment other than (i) Termination by Reason of Disability and (ii) Termination by reason of Executive’s Death.

3.   Salary, Benefits and Bonus Compensation.
3.1  Base Salary.   As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 2, the Company agrees to pay to Executive a “Base” Salary for CFO at an initial rate of $90,000 per annum payable in accordance with the Company’s regular payroll practices (twice monthly).  Company agrees to pay same amount, subject to deferral due to cash flow,  an additional $90,000 per annum for servce as interim CEO. The Base Salary shall be increased each year under the Agreement, for as long as it is in place by a minimum of 5% per annum and upon establishment of executive to full time status.  Such rate and Executive’s performance shall be reviewed by the Company’s Board of Directors on an annual basis, commencing Starting Date, for a determination of whether an adjustment in Executive’s Base Salary should be made, which adjustment shall be in sole discretion of the Company’s Board of Directors.

3.2  Partial Payments.   Until appropriate level of funding is obtained, the Company and Executive may arrange for partial payments of the base salary, providing that the Executive may waive salary during the period prior to funding.   The remaining amount unpaid shall be accrued and owed to the Executive.   The Executive shall have the option to receive the accrued amount in cash or in common shares of the Company at the discounted rate of 50% per share .

3.3  Bonus:  Executive will be eligible for certain bonuses, for the attainment of certain goals. The Board of Directors will establish goals for the Company each year, which may include a target revenue goal, consummation of a merger with a candidate, asset base, etc.   Executive shall be entitled to a bonus of computed as a percentage of revenue over the goal established by the Board, or a specific dollar number and/or additional common stock of the Company for the attainment of other established goals.

3.4  Additional Benefits:  During the Term of this Agreement, Executive shall be entitled to the following fringe benefits:

(a)  Executive Benefits:  Executive shall be included in all group insurance plans and other benefit plans and programs made available to management Executives of the Company.

(b)  Vacation:  Executive is entitled to take two weeks paid vacation per year within six months from his Starting Date.

(c)    Reimbursement for Expenses:  The Company shall reimburse Executive for reasonable out-of-pocket, business, travel, and entertainment expenses incurred by Executive in connection with his duties under this Agreement in accordance with the Company’s reimbursement policy in effect from time to time.   To receive reimbursement, the Executive must submit a monthly, written expense report, attaching receipts thereto, listing all expenses to be reimbursed, the amount of each, the business purpose or benefit of the expense and such other information as may be required to satisfy the requirements of the Internal Revenue Code for deduction of such expenses by the Company.   Company’s reimbursement policy currently in force must be provided to Executive in writing before execution of this Agreement.   Any changes to Company’s policy must be provided to Executive in writing thirty (30) days prior to the changes becoming effective.

(d)  Automobile Allowance.  The Company shall pay to or for the benefit of Executive an automobile allowance when away from executive’s residence of Sarasota, FL, which may include a vehicle lease payments for an automobile selected by Executive and leased by the Company; provided, that in the event a cash payment is required for a leased vehicle, the cash payment shall be amortized over the lease term for purposes of the monthly automobile allowance provided herein.

(e)  Health Allowance.  The Company shall pay to or for the benefit of Executive full 100% health insurance upon achievement of full time status with the Company.

(f) Settlement of prior wages owed. Company agrees to pay .4 of one percent of the company’s shares outstanding in settlement of prior wages owed as of the start date of the contract.

3.5. Stock Compensation. Company agrees to pay a bonus of .5% of outstanding shares as an employment bonus and each year thereafter a bonus to get to 3% by Dec. 1, 2014, 5% by Dec 1, 2015. All stock compensation shall be calculated on a fully diluted basis. Company agrees to grant an additional 2% per year of outstanding shares, on a prorated basis, for service as interim CEO.

3.6. Bonus Upon Sale of Company. In the event of a sale of company Executive shall be entitled to 5% of gross proceeds from sale. This amount shall be reduced to 2% in the event of termination for any reason.

3.7 Royalty – Company agrees to grant a royalty of a penny per bottle to Executive for service as interim CEO during the term of this agreement.

4.   Severance Compensation.
4.1  Acceleration of Payments.   The Company will, if Executive so requests within thirty days following a Termination by Reason of Disability, elect to pay to Executive a lump sum severance payment by bank cashier’s check equal to the value of the cash payments that would otherwise be paid to Executive.

4.2.   No Severance Compensation Under Other Termination.   In the event of a Voluntary Termination, Termination for Cause, or Termination by reason of Executive’s Death, neither Executive nor his estate shall be paid any severance compensation.

5.   Other Agreements.   Executive agrees that to induce the Company to enter into this Agreement, he has concurrently executed and delivered to the Company (a) a Confidentiality Agreement dated as of event date herewith, in the form of Exhibit A hereto.   Executive hereby covenants and agrees to fully abide by each and every term of such agreements, and agrees and understands that a breach or violation by Executive of any provision of any provision of either of such agreements shall constitute grounds for Termination for Cause under Section 2.8(a)(ii) of this Agreement, and that no such termination shall limit or affect any other rights and remedies of the Company arising out of or in connection with any such breach or violation.   The covenants on the part of Executive contained in such agreements shall survive termination of this Agreement, regardless of the reason for such termination, unless specifically excluded by this agreement.  Executive hereby represents and acknowledges that the Company is relying on the covenants contained in such agreements in entering into this Agreement, and that the terms and conditions of the covenants contained in such agreements are fair and reasonable.

Confidentiality: Each of the parties hereto (the “Recipient Party”) will from time to time receive certain trade secrets and confidential information ("Confidential Information") from each other and unaffiliated third parties (including prospective investor(s)) and their respective representatives, employees and agents (the "Disclosing Party").  The Recipient Party agrees not to use (except in connection with the performance of its duties hereunder) or disclose at any time (except to the Recipient Party's employees and agents who require the same for the purposes hereof and who are bound to the Recipient Party by like obligations as to confidentiality and use restrictions as contained in this Agreement) Confidential Information provided to it by the Disclosing Party or its agents and advisors.  Confidential Information shall include, without limitation, computer models and databases, lists of contacts and any other information identified in advance by the Disclosing Party as confidential. Confidential Information shall not include any information that (i) was in the public domain prior to disclosure, or (ii) is independently developed,  (iii) is received from a third party with no breach of a duty owed hereunder or (iv) otherwise known or acquired by the Recipient Party from prior experience or knowledge in the industry.  The Recipient Party agrees not to disclose or to use in a competitive manner Confidential Information for a period of the greater of two years following the termination of this Agreement or the term of any confidentiality agreement governing such Confidential Information.

Non-Compete: In addition, Consultant agrees not to work (or assist anyone else)  in selling,manufacturing, promoting  or distributing any energy drink products which competewith HJOE products relating to this subject, other than accounting work periodically performed by Consultant for New Leaf Brands, which has been determined to not be competitive with HJOE as of the signing of this agreement.  This Agreement may be modified only by a duly authorized party and executed in writing signed by the parties hereto.

6.   Miscellaneous.
6.1  Waiver.   The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.2  Entire Agreement; Modifications.   This Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from the Company.   All modifications to this Agreement must be in writing and signed by both parties hereto.

6.3  Notices.   All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing to the respective persons named below:

If to the Company:

Hangover Joes Holding Corporation
9457 S. University #349
Highlands Ranch, CO 80126 Attn: Michael Jaynes, Chairman
If to Executive:
Matthew A. Veal
7937 Broadmoor Pines Blvd.
Sarasota, FL 34243

Any part may change such party’s address for notices by notice duly given pursuant to this Section

6.4  Headings.   The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.5  Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

6.6  Severability.   Should a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

6.7  Benefits of Agreement.   The provisions of this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company) or by Executive.

6.8  Counterparts.   This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.9  Withholdings.   All compensation and benefits to Executive hereunder shall be subject to all applicable federal, state, local and other withholdings and similar taxes and other payments required by applicable law.

6.10  Remedies.   All rights and remedies of the Company and of the Executive hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

6.11  Interpretation Review.   Counsel in the negotiation and execution of this Agreement has represented both parties to this Agreement, and no inference shall be drawn against the drafting party.   Executive acknowledges that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and assents to the terms hereof.

6.12  Arbitration.   Any controversy or claim arising out of or relating to this agreement, or breach thereof (other than any action by the Company seeking an injunction or equitable relief under the Executive Non-Disclosure Agreement and Proprietary Rights Assignment or the Non-Solicitation and Non-Competition Agreement executed by the Executive, as amended from time to time) shall be settled by binding arbitration to be held in Tampa, Florida, in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen.  To the extent permitted by the rules of the American Arbitration Association, the selected arbitrators may grant equitable relief.  Each party shall pay the fees of the arbitrator selected by him and his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case.  The cost of the arbitration including the cost of the record of transcripts thereof, in any, administrative fees, and all other fees and cost shall be borne equally by the parties.   The rules of discovery of the Federal District Court for the ------- District of Colorado shall govern discovery conducted by the parties, who shall have the right to apply to said court for enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

	HANGOVER JOES HOLDING CORPORATION	EXECUTIVE
By:	/s/ Michael Jaynes	/s/ Matthew A. Veal
	Chairman	Matthew A. Veal

EXHIBIT "A"